Exhibit 10(a)(xxxvii)

COUSINS PROPERTIES INCORPORATED
2019 OMNIBUS INCENTIVE STOCK PLAN
Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (this “Award Agreement”), evidences that on December 19, 2019 (“Grant Date”), the key employee named below (“Key Employee”) was awarded an opportunity to receive restricted stock units (“RSUs”) pursuant to the Cousins Properties Incorporated (“CPI”) 2019 Omnibus Incentive Stock Plan (the “Plan”) and the terms and conditions below. The number of RSUs actually payable under this Award Agreement depends on whether the service vesting condition is met, as described in more detail in this Award Agreement.
Terms and Conditions

1.	Name of Key Employee: __________________.

2.	Grant Date. The Grant Date is December 19, 2019.

3.
Number of Units. The Restricted Stock Unit grant is units (the “Award”). The value of each unit is equal to the Fair Market Value of one share of common stock of CPI (“Stock”) as of the date payment is due under the Plan. Although set forth in more detail in the Plan, Fair Market Value generally means the average of the closing price of Stock on each trading day during the 30 day period ending on the applicable valuation date.

4.
Vesting and Forfeiture. The RSUs granted by this Award Agreement shall vest with respect to 100% of the RSUs on February 3, 2023 (“Vesting Date”), provided Key Employee has been continuously employed by CPI through such date. In addition, Key Employee shall vest with respect to 100% of the RSUs (a) if Key Employee’s employment with CPI terminates by reason of death or Retirement (as defined in this § 4) or (b) upon a Change in Control. If Key Employee’s employment with CPI terminates other than by reason of Key Employee’s death or Retirement (as defined in this § 4) prior to the Vesting Date, the RSUs shall be forfeited in full and expire immediately and automatically. A transfer between or among CPI, Cousins Properties LP (“CPLP”), Cousins Employee LLC, a Preferred Stock Subsidiary that is covered by this Plan, or any Subsidiary, Parent or Affiliate of CPI or CPLP shall not be treated as a termination of employment with CPI. If Key Employee’s employment terminates due to Retirement or death, Key Employee will be deemed to have satisfied this service vesting condition and the RSUs will vest upon the effective date of such employment termination. For purposes of this § 4, “Retirement” shall mean Key Employee’s termination of employment with CPI on or after the date (i) Key Employee has attained age 60 and (ii) Key Employee’s age (in whole years) plus Key Employee’s whole years of employment measured since Key Employee’s most recent date of hire (disregarding any partial year of employment) equal at least 65.

5.
Individual Account. A separate bookkeeping account shall be established and maintained by CPI (the “Account”) to record Key Employee’s Restricted Stock Units. The Account shall be maintained on CPI’s books solely for record keeping purposes, and shall not represent any actual segregation or investment of assets or any interest in any shares of Stock.

6.
Cash Dividends. If a cash dividend (whether ordinary or extraordinary) is paid on a share of Stock for which the dividend record date occurred while the RSUs are outstanding, Key Employee will be entitled to a Dividend Equivalent with respect to those such RSUs. The Dividend Equivalent will equal the total amount of cash dividends that would have been paid to Key Employee if the RSUs were actually shares of Stock held by Key Employee on the record date that is declared by CPI for a cash dividend. The Dividend Equivalents credited to Key Employee will be subject to the same terms and conditions as the RSUs to which they are attributable and shall vest or be forfeited (if applicable) at the same time as the RSUs to which they are attributable.

7.
Distribution of Payment Represented by Units. Payment of vested Restricted Stock Units shall be made in a single payment in cash as soon as practical (and no later than 90 calendar days) after the date the service vesting condition is met). Notwithstanding the preceding sentence, for a Key Employee who terminates employment due to Retirement or death, payment of vested RSUs shall be paid no later than May 3, 2023. Any fractional RSUs shall be rounded down. The value of each RSU for purposes of determining the cash payment is equal to the Fair Market Value of one share of Stock on the Vesting Date. Although set forth in more detail in the Plan, Fair Market Value generally means the average of the closing price of a share of Stock on each trading day during the 30 calendar day period ending on the Vesting Date.

8.	Withholding. CPI shall have the right to take whatever action the Committee directs to satisfy applicable federal, state and other withholding requirements.

9.
Nontransferability and Status as Unsecured Creditor. Key Employee shall have no right to transfer or otherwise assign Key Employee’s interest in any opportunity to receive RSUs or the RSUs themselves. All payments pursuant to this Award shall be made from the general assets of CPI, and any claim for payment shall be the same as a claim of any general and unsecured creditor of CPI.

Exhibit 10(a)(xxxvii)

10.
Employment and Termination. Nothing in this Award Agreement shall give Key Employee the right to continue in employment with CPI or limit the right of CPI to terminate Key Employee’s employment with or without cause at any time.

11.	No Shareholder Rights. Key Employee shall have no rights as a shareholder of CPI as a result of the Award or any opportunity or any payment arising under this Award Agreement.

12.	Amendment, Adjustment and Termination. The Plan and this Award Agreement may be modified, adjusted and/or terminated as set forth in the Plan.

13.	Miscellaneous. This Award Agreement shall be governed by the laws of the State of Georgia.

14.
Coordination with Plan. The Award evidenced by this Award Agreement is subject to all of the terms and conditions set forth in this Award Agreement and in the Plan. If a determination is made that any of the terms or conditions in this Award Certificate is inconsistent with the Plan, the Plan will control. All of the capitalized terms not otherwise defined in this Award Agreement will have the same meaning in this Award Agreement as in the Plan. A copy of the Plan, as the same may be amended from time to time, will be available to the Key Employee upon written request to the Corporate Secretary of CPI.

15.
Short-Term Deferral. Any payments under this Award Agreement are intended to comply with the short-term deferral rule set forth in Treasury Regulation §1.409A-(b)(4), and this Award Agreement shall be interpreted to effect such intent.

16.
Clawback. CPI has the right to take any action which the Committee reasonably determines is required for CPI to comply with the clawback provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Cousins Properties Incorporated

By:    __________________________
Name:    Pamela F. Roper
Title:    Executive Vice President,
General Counsel and Corporate Secretary